Exhibit 99.1

News Release

Lockheed Martin Elects Patricia E. Yarrington to Board of Directors

BETHESDA, Md., June 1, 2021 – Lockheed Martin Corporation [NYSE: LMT] today announced its board of directors has elected Patricia E. Yarrington to the board. Following 38 years of service, Yarrington recently retired as Chevron Corporation’s chief financial officer. The board determined that Yarrington is an "independent director" in accordance with the New York Stock Exchange listing standards, the rules and regulations of the Securities and Exchange Commission (SEC) and the corporation's corporate governance guidelines, and that she meets the SEC’s criteria of an “audit committee financial expert.” Yarrington will serve on the corporation's Audit Committee and Management Development and Compensation Committee.

"Pat brings a wealth of expertise to the board, having served at the highest levels of a leading global company guiding financial strategy and capital allocation," said James Taiclet, chairman, president and CEO of Lockheed Martin. "Her insight will be a tremendous asset as we continue to pioneer advances in the innovative technologies that will deter the threats of the 21st century, while creating new value for shareholders and customers."

At Chevron, Yarrington served as vice president and treasurer from 2007 through 2008, vice president, Policy, Government and Public Affairs from 2002 to 2007 and vice president, Strategic Planning from 2000 to 2002. Previously, she served on the boards of directors of Chevron Phillips Chemical Company LLC (a 50-50 joint venture with Phillips 66) and the Federal Reserve Bank of San Francisco, serving as the chairman of the Bank’s board between 2013-2014.

About Lockheed Martin
Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 114,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

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Media Contact:
Trent Perrotto, director, Global Media Relations, +1 301-214-3504, trent.j.perrotto@lmco.com